UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : September 26, 2007

Union Pacific Corporation

(Exact Name of Registrant as Specified in its Charter)

Utah	1-6075	13-2626465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Douglas Street, Omaha, Nebraska	68179
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 544-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Item 8.01 Other Events

At a regular meeting of the Board of Directors (the Board) of Union Pacific Corporation (the Company) held on September 26, 2007, the Board, acting upon the recommendation of the Corporate Governance and Nominating Committee (the Committee), authorized and directed the Company to make the following amendments to its By-Laws. These amendments are effective as of October 1, 2007, and a copy of the amended and restated By-Laws is attached and filed herewith as Exhibit 3.

Majority Voting

Section 9 of Article I of the By-Laws was amended to provide for majority voting in connection with the uncontested election of directors. The Board considered, among other things, applicable changes to the Utah Revised Business Corporation Act (the Act) regarding the standards for election of directors and a nonbinding shareholder proposal approved by the shareholders of the Company at its Annual Meeting in 2007 that recommended the Company amend its certificate of incorporation or its by-laws to adopt a majority voting standard. Under the majority voting provisions of the amended By-Laws and the applicable provisions of the Act, a nominee for director in an uncontested election will be elected to a full term of office if he or she receives more “for” votes than “against” votes. If the nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term of not more than 90 days.

Emergency Meetings

Section 3 of Article II was amended to include provisions regarding procedures for calling and holding meetings of the Board in certain situations. These procedures will enable the Board to expeditiously respond to, and address, emergency situations. Additionally, the provisions regarding quorums at Board meetings that were previously set forth in Section 3 of Article II were moved to the end of the immediately preceding Section 2.

Director Compensation

Section 4 of Article II was revised to provide that the compensation paid to directors for their services will be determined by resolution of the Board of Directors in a manner consistent with the Company’s Corporate Governance Guidelines and Policies (the Guidelines), which compensation will be disclosed annually in the Company’s Proxy Statement.

The Board, acting upon the recommendation of the Committee, reviewed and revised the compensation arrangements of the Company’s non-employee directors to provide more competitive compensation to non-employee directors, ensure that the Company can continue to attract and retain highly qualified directors, and to satisfy the Guidelines, which state that director compensation generally should be between the median and the seventy-fifth percentile of director compensation at comparable companies. A third-party consultant provided the Board and the Committee with data and information regarding compensation arrangements for directors of comparable companies, and, after reviewing this information, the Board eliminated the annual grant of options to non-employee directors. On January 30, 2007, the estimated fair value of the 1,850 options granted to each non-employee director for 2007 was $41,329.93. The Company determined this grant date fair value by using the Black-Scholes option-pricing model. Additionally, the Board elected to increase the annual retainer from $120,000 to $220,000, which, according to the data provided by the third-party consultant, is within the range for director compensation prescribed by the Guidelines. The Board, acting in accordance with the Guidelines, also increased the portion of the annual retainer that each non-employee director must defer to $100,000 from $45,000. The Company provides the deferral amount in the form of stock units, which are payable only upon termination of service as a director pursuant to the Company’s Stock Unit Grant and Deferred Compensation Plan for the Board of Directors. Finally, the Board increased the stock ownership guidelines for non-employee directors from three to four times the cash portion of the annual retainer, which should be attained within four years from the date of a director’s initial election to the Board. The Board last revised the compensation arrangements for its non-employee directors in February of 2005. The new compensation arrangements for non-employee directors described in this report will be effective as of January 1, 2008.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits:

3.	By-Laws of Union Pacific Corporation, as amended, effective October 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2007

UNION PACIFIC CORPORATION

By:	/S/ J. MICHAEL HEMMER
J. Michael Hemmer Senior Vice President – Law and General Counsel

Exhibit Index

3.	By-Laws of Union Pacific Corporation, as amended, effective October 1, 2007.